Exhibit 11

                             FOREST OIL CORPORATION
                  Calculation of Loss Per Share of Common Stock
                                   (Unaudited)


                                Three Months Ended          Six Months Ended
                               _____________________      _____________________
                               June 30,    June 30,       June 30,     June 30,
                                 1994        1993           1994         1993
                               ________    ________       ________     ________
                                     (In Thousands Except Per Share Amounts)

 Primary loss per share:
   Net loss                      $(1,258)    (938)        (2,153)      (3,327)

   Less dividends payable on
     Convertible Preferred Stock    (540)    (570)         (1,080)     (1,157)
                                 _______  _______         _______     _______


 Net loss attributable to common
   stock for primary loss per share
   calculation                   $(1,798)  (1,508)         (3,233)     (4,484)
                                 =======  =======         =======     =======



   Weighted average number of
     common shares outstanding    28,071   17,603          28,039      16,224
                                 =======  =======         =======     =======



 Primary loss per share          $  (.06)    (.09)           (.12)       (.28)
                                 =======  =======         =======     =======



 Fully diluted loss per share:
   Net loss attributable to
     common stock, as above      $(1,258)    (938)         (2,153)     (3,327)
   Add:
     Interest expensed on 5-1/2%
       Convertible Subordinated
       Debentures                      -      103               -         206
     Expenses related to the 5-1/2%
       Convertible Subordinated
       Debentures                      -        2               -           3
   Less:
      Additional Federal income
        taxes                          -       36               -          71
                                 _______  _______         _______     _______
 Loss applicable to fully
   diluted calculation           $(1,258)    (869)         (2,153)     (3,189)
                                 =======  =======         =======     =======

 Common shares applicable to fully diluted calculation:

   Weighted average number of
     common shares outstanding,
     as above                     28,071   17,603           28,039      16,224
   Add:
     Weighted average number
      of shares issuable upon
      assumed conversion of
      5-1/2% Convertible
      Subordinated Debentures          -      567               -         520
     Weighted average number of
      shares issuable upon assumed
      conversion of Convertible
      Preferred Stock             10,083   10,649          10,083      10,790
                                 _______  _______         _______     _______

Common shares applicable to
 fully diluted calculation        38,154   28,819          38,122      27,534
                                 =======  =======         =======     =======

Fully diluted loss per share*    $  (.03)    (.03)           (.06)       (.12)
                                 =======  =======         =======     =======

 *The fully diluted loss per share is not presented in the Company's financial statements because the effects of assumed exercises and conversions were anti-dilutive.